Exhibit 99.32

May 19, 2004

Foster Wheeler LLC

Perryville Corporate Park

Service Road East 173

Clinton, New Jersey 08809-4000

FIFTH EXTENSION OF COMMITMENTS

Ladies and Gentlemen:

Reference is made to the Commitment Letter dated February 4, 2004 (as modified by the Extension of Commitments dated April 5, 2004, the Second Extension of Commitments dated April 12, 2004, the Third Extension of Commitments dated May 4, 2004 and the Fourth Extension of Commitments dated May 7, 2004, the “Commitment Letter”), among Foster Wheeler LLC, a Delaware limited liability company (the “Company”) and the entities listed on Schedule 1 thereto (the “Purchasers”), in connection with the proposed repayment of approximately $120,000,000 of certain funded debt of the Company.  Terms defined in the Commitment Letter are used herein as defined therein.

The Company has requested that the Purchasers consent to a fifth extension of the Commitment Letter and the Purchasers are willing to so consent upon the terms and conditions of this letter (the “Letter”).  Accordingly, the parties hereto hereby agree as follows:

Section 1.               Amendments.  Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Commitment Letter shall be amended as follows:

1.01.                        Definitions.

(a)           Section 1 of the Commitment Letter is hereby amended by adding the following definition:

“Business Day” means any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close.

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(b)           The following definitions in Section 1 of the Commitment Letter are hereby amended to read in their entirety as follows:

“Exchange Offer” means (i) the offer by Foster Wheeler Ltd. to holders of the Convertible Notes and Robbins Bonds to exchange Common Stock and/ or Preferred Stock for the Convertible Notes and Robbins Bonds, respectively, (ii) the offer by Foster Wheeler Ltd. to holders of the Trust Securities to exchange Common Stock and/ or Preferred Stock for the Trust Securities, and (iii) the offer by Foster Wheeler LLC and Foster Wheeler Ltd. to holders of the 2005 Notes to exchange Common Stock and/ or Preferred Stock and the Rollover Notes for the 2005 Notes, in each case upon terms substantially as set forth on Schedule 2 hereto and to be described in the Solicitation Materials.

“Form S-4” means the Registration Statement on Form S-4 of the Company and Foster Wheeler Ltd. and certain of their subsidiaries, including the documents incorporated by reference therein, as amended and filed with the Commission.

“Preferred Stock” means the Series B Convertible Preferred Shares of Foster Wheeler Ltd. to be issued in the Restructuring, which shall be optionally convertible into shares of the Common Stock upon the affirmative majority vote of its shareholders to increase the share capital of Foster Wheeler Ltd. as set forth in the Form S-4.

1.02.        Covenants of the Company.  Section 6(h) of the Commitment Letter is hereby amended to read in its entirety as follows:

“(h)         that it shall not change any terms or conditions to the Exchange Offer set forth in the Solicitation Materials (including, without limitation, not changing the terms of the Restructuring in any manner whatsoever that modifies, amends, or alters the treatment of, consideration to or distribution to holders of 2005 Notes, Convertible Notes, Robbins Bonds, Trust Securities, Common Stock, any other claims or equity interests against or in the Companies, or other Persons) without the prior written consent of each of the Purchasers.”

1.03.        Termination of Commitment.

(a)           Section 7(a) of the Commitment Letter is hereby amended to read in its entirety as follows:

“(a)         June 9, 2004, if the Form S-4 has not been declared effective by such date;”

(b)           Section 7 of the Commitment Letter is hereby amended by (i) deleting the word “and” after the semicolon in Section 7(g) thereof, (ii) replacing the

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period at the end of Section 7(h) thereof with “; and” and (iii) adding a new Section 7(i) thereto as follows:

“(i)          the 65th calendar day following the commencement of the Exchange Offer, if the Exchange Offer has not been consummated by such 65th calendar day.”

1.04.        Terms of Upsized Notes. Schedule 2 of the Commitment Letter is hereby deleted and replaced in its entirety by Schedule 2 hereto.

Section 2.               Conditions.  The amendments set forth in Section 1 hereof shall become effective, as of the date hereof, upon satisfaction of the following conditions:

(a)           Execution of this Letter. The execution and delivery of counterparts of this Letter by the Company and each of the Purchasers not later than May 19, 2004;

(b)           Payment of Fees.  The payment of any outstanding invoices for fees and expenses incurred by Saybrook Restructuring Advisors, LLC and Milbank, Tweed, Hadley & McCloy LLP, with respect to which invoices have been delivered to the Company on or before May 19, 2004; and

(c)           Payment of Commitment Fee.  The payment by the Company in cash to each Purchaser of a commitment fee equal to 0.10% of the principal of the Upsized Notes required to be purchased by such Purchaser under the Commitment Letter.

Section 3.               Miscellaneous.  Except as herein provided, the terms and conditions set forth in the Commitment Letter shall continue unchanged and in full force and effect.  This Letter shall be governed by, and construed in accordance with, the law of the State of New York.

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                                IN WITNESS WHEREOF, each of the parties has caused this Letter to be executed and delivered by its duly authorized officers as of the date first written above.

Very truly yours,

FOSTER WHEELER LLC

By:	/s/ Thierry Desmaris
Name: Thierry Desmaris
Title: Treasurer

Purchaser:

Wells Fargo Bank, N.A.

By:	/s/ Peta Swidler
Name: Peta Swidler
Title: Senior Vice President

Purchaser:

Sutter Advisors LLC

By:	/s/ Peta Swidler
Name: Peta Swidler
Title: Senior Vice President

Purchaser:

Merrill Lynch Global Allocation Fund, Inc.

By:	/s/ Dan Chamby
Name: Dan Chamby
Title: Associate Portfolio Manager

Purchaser:

Merrill Lynch International Investment Fund
- MLIIF Global Allocation Fund

By:	/s/ Dan Chamby
Name: Dan Chamby
Title: Associate Portfolio Manager

Purchaser:

Merrill Lynch Variable Series Fund, Inc. -
Merrill Lynch Global Allocation V.I. Fund

By:	/s/ Dan Chamby
Name: Dan Chamby
Title: Associate Portfolio Manager

Purchaser:

Merrill Lynch Series Funds, Inc. - Global
Allocation Strategy Portfolio

By:	/s/ Dan Chamby
Name: Dan Chamby
Title: Associate Portfolio Manager

Purchaser:

Tribeca Investments Ltd.

By:	/s/ Anthony Castano
Name: Anthony Castano
Title: Tribeca Management LLC Authorized Signatory

Purchaser:

Highbridge Capital Corporation

By:	/s/ Andrew Martin
Name: Andrew Martin
Title: Portfolio Manager

Purchaser:

SPECIAL VALUE ABSOLUTE RETURN FUND, LLC

	By:	SVAR/MM, LLC
	Its:	Managing Member
	By:	Tennenbaum Capital Partners, LLC
	Its:	Managing Member
	By:	Tennenbaum & Co., LLC
	Its:	Managing Member

By:	/s/ Mark Holdsworth
Name: Mark K. Holdsworth
Title: Managing Partner

Purchaser:

SPECIAL VALUE BOND FUND II, LLC
	By:	SVIM/MSM II, LLC
	Its:	Managing Member
	By:	Tennenbaum & Co., LLC
	Its:	Managing Member

By:	/s/ Mark Holdsworth
Name: Mark K. Holdsworth
Title: Managing Partner